Exhibit 99.3
FORM OF LETTER TO STOCKHOLDERS WHO ARE
RECORD HOLDERS
T-MOBILE US, INC.
Subscription Rights to Purchase Shares of Common
Stock Offered Pursuant to Subscription Rights
Distributed to Stockholders of T-Mobile US, Inc.
June 26, 2020
Dear Stockholder:
This letter is being distributed by T-Mobile US, Inc., a Delaware corporation (the “Company”), to all holders of record of shares of its common stock, par value $0.00001 per share (the “common stock”), as of 5:00 p.m., Eastern Time, on June 25, 2020 (the “record date”), in connection with the rights offering (the “rights offering”) of transferable subscription rights (the “rights”) to purchase shares of common stock. The rights are described in the Company’s Prospectus Supplement, dated June 23, 2020 (together with the accompanying prospectus, the “Prospectus”).
In the rights offering, the Company is offering up to an aggregate 19,750,000 shares of its common stock pursuant to the Prospectus. The rights will expire, if not exercised, by 5:00 p.m., Eastern Time, on July 27, 2020 (the “expiration date”), unless extended by the Company. If you do not exercise your rights at or before the expiration date of this rights offering, your unexercised rights will be null and void and will have no value.
As described in the accompanying Prospectus, you will receive one right for every share of common stock owned of record as of 5:00 p.m., Eastern Time, on the record date.
Each right will allow the holder thereof to subscribe for 0.05 shares of common stock (the “basic subscription right”) at the subscription price of $103.00 per whole share of common stock (the “subscription price”). Fractional rights will not be issued. Fractional rights will be rounded down to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 19,750,000 shares of common stock in the rights offering. As an example, if you owned 1,000 shares of common stock as of the record date, you would receive 1,000 rights pursuant to your basic subscription right, and you would have the right to purchase 50 shares of common stock in the rights offering pursuant to your basic subscription right.
In addition, rights holders who fully exercise their basic subscription right will be entitled to subscribe for additional shares of common stock that remain unsubscribed as a result of any unexercised basic subscription rights (the “over-subscription right”). The over-subscription right allows a rights holder to subscribe for additional shares of common stock at the subscription price per share on a pro rata basis if any shares are not purchased by other holders of rights under their basic subscription rights as of the expiration date. “Pro rata” means in proportion to the number of shares of common stock that you and the other rights holders have subscribed for under the over-subscription right. The over-subscription right does not apply to the rights that are being waived, not exercised or otherwise permitted to lapse by each of SoftBank, Deutsche Telekom and Marcelo Claure. In other words, you will not receive pro rata over-subscription rights with respect to the shares of common stock that would have been allocated to SoftBank, Deutsche Telekom and Marcelo Claure if they had not agreed to waive the exercise and transfer of their rights. See “The Rights Offering—Participation by Deutsche Telekom, SoftBank and Marcelo Claure” in the Prospectus.
A holder may exercise such holder’s over-subscription right only if such holder exercised its basic subscription right in full and other holders of rights do not exercise their basic subscription rights in full. If there are not enough shares of common stock to satisfy all subscriptions made under the over-subscription right, the Company will allocate the remaining shares of common stock pro rata, after eliminating all fractional shares, among those over-subscribing rights holders. For purposes of determining if a holder has fully exercised its basic subscription right, the Company will consider only the basic subscription right held by such holder in the same capacity. See “The Rights Offering—Basic Subscription Rights and Over-Subscription Rights” in the Prospectus.
The rights are evidenced by rights certificates (the “subscription rights certificates”). The rights are transferable and are expected to trade on the NASDAQ Global Select Market (“NASDAQ”) until 4:00 p.m., Eastern Time on July 27, 2020 (or, if the offer is extended, until 4:00 p.m., Eastern Time on the extended expiration date).
Enclosed are copies of the following documents:
(1)	Prospectus;
(2)	Subscription Rights Certificate;

(3)	Instructions for Use of T-Mobile US, Inc. Subscription Rights Certificates; and
(4)	Notice of Guaranteed Delivery.
Your prompt action is requested. To exercise your rights, you should properly complete and sign the subscription rights certificate and forward it, with payment of the subscription price in full for each share of common stock subscribed for pursuant to the basic subscription right and the over-subscription right, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the subscription rights certificate with payment of the subscription price on or prior to 5:00 p.m., Eastern Time, on the expiration date, unless extended. All payments of the subscription price must be made in United States dollars for the full number of shares of common stock for which you are subscribing by (x) check drawn upon a United States bank payable to American Stock Transfer & Trust Company, LLC, as subscription agent, or (y) wire transfer of immediately available funds to the account maintained by the subscription agent for the purpose of accepting subscriptions in the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. In addition, there may be unexpected delays in mail processing times as a result of the COVID-19 pandemic. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified personal check on or prior to 5:00 p.m., Eastern Time, on the expiration date. Neither the Company nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor is the Company under any obligation to correct such forms or payment. The Company has the sole discretion to determine whether a subscription exercise properly follows the subscription procedures. A rights holder cannot revoke the exercise of his or her rights. If you do not exercise your rights at or before the expiration date of this rights offering, your unexercised rights will be null and void and will have no value.
Any excess payments received by the subscription agent will be returned, without interest or deduction, promptly following the expiration of the rights offering.
Additional copies of the enclosed materials may be obtained from the information agent, D.F. King & Co., Inc. The information agent’s toll-free telephone number is (800) 829-6551.
Very truly yours,
T-MOBILE US, INC.